Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @wmkspokesman

WEIS MARKETS ANNOUNCES JONATHAN WEIS AS ITS NEW PRESIDENT
AND CHIEF EXECUTIVE OFFICER

Sunbury, PA (February 14, 2014) - Weis Markets, Inc. (NYSE:WMK) today announced its Board of Directors has approved Jonathan Weis as company President and Chief Executive officer (CEO). Mr. Weis, 46, will also retain his role as Company Vice Chairman.

Previously, Mr. Weis had been serving as the Company's interim CEO. As President and CEO, Mr. Weis will oversee all aspects of the company's retail, supply chain, merchandising, human resources, information technology, finance, real estate, and manufacturing operations.

Mr. Weis, who joined the company in 1989, is the son of Robert F. Weis, who remains Chairman of Weis Markets. During his 25 year career, he worked in positions throughout the company including produce merchandising, grocery procurement and store operations. He later worked in the company's real estate department where he was vice president of property management and development. In 2004, he became company Vice Chairman and Corporate Secretary.

Mr. Weis is a graduate of Shikellamy High School in Sunbury, PA and holds a B.A. from Yale University. He has served on various local and regional boards.

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 165 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.